                                                                     Exhibit 2.1

                         UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

IN RE:                            )    Jointly Administered
                                  )    Case No. 96-15177
FRETTER, INC., et al.,            )
                                  )    Chapter 11
              Debtors.            )
                                  )    Judge Morgenstern-Clarren
                                  )
                                  )    THIRD AMENDED JOINT LIQUIDATING
                                  )    PLAN OF FRETTER, INC. AND ITS
                                  )    SUBSIDIARY DEBTORS
----------------------------------     -------------------------------

David S. Kurtz                        Joseph M. Fischer
Timothy R. Pohl                       Robert A. Weisberg
JONES, DAY, REAVIS & POGUE            CARSON FISCHER, P.L.C.
77 West Wacker                        300 East Maple Road, Third Floor
Chicago, Illinois  60601-1692         Birmingham, Michigan  48009-6317
(312) 782-3939                        (248) 644-4840

Sean D. Malloy                        William E. Schonberg
JONES, DAY, REAVIS & POGUE            Jeffrey M. Levinson
North Point                           BENESCH, FRIEDLANDER, COPLAN &
901 Lakeside Avenue                   ARONOFF LLP
Cleveland, Ohio  44114                2300 BP Tower
(216) 586-3939                        200 Public Square
                                      Cleveland, Ohio  44114-2378
ATTORNEYS FOR DEBTORS AND             (216) 363-4500
DEBTORS IN POSSESSION
                                      ATTORNEYS FOR OFFICIAL COMMITTEE
                                      OF UNSECURED CREDITORS OF
December 15, 1998                     FRETTER, INC.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INTRODUCTION...............................................................   1

ARTICLE I.     DEFINED TERMS, RULES OF INTERPRETATION,
               AND COMPUTATION OF TIME.....................................   1
          A.   Defined Terms...............................................   1
               1.   "Administrative Claim".................................   1
               2.   "Allowed Claim"........................................   1
               3.   "Allowed . . . Claim"..................................   2
               4.   "Allowed Interest".....................................   2
               5.   "Alter Ego Claim"......................................   2
               6.   "Bankruptcy Code"......................................   2
               7.   "Bankruptcy Court".....................................   2
               8.   "Bankruptcy Rules".....................................   2
               9.   "Bar Date".............................................   2
               10.  "Bar Date Order".......................................   2
               11.  "BTCC".................................................   2
               12.  "BTCC Settlement Agreement"............................   2
               13.  "Business Day".........................................   2
               14.  "Cash Investment Yield"................................   2
               15.  "Chapter 11 Case"......................................   3
               16.  "Claim"................................................   3
               17.  "Claims Objection Bar Date"............................   3
               18.  "Class"................................................   3
               19.  "Collateral"...........................................   3
               20.  "Common Stock of . . ."................................   3
               21.  "Confirmation".........................................   3
               22.  "Confirmation Date"....................................   3
               23.  "Confirmation Hearing".................................   3
               24.  "Confirmation Order"...................................   3
               25.  "Creditors' Committee".................................   3
               26.  "Cure Amount Claim"....................................   3
               27.  "Debtors"..............................................   3
               28.  "Disbursing Agent".....................................   3
               29.  "Disclosure Statement".................................   4
               30.  "Disputed Claim".......................................   4
               31.  "Disputed Insured Claim" and "Disputed Uninsured Claim"   4
               32.  "Disputed Interest"....................................   4
               33.  "Distributable Assets".................................   4
               34.  "Distributing Debtors".................................   4
               35.  "Distribution Date"....................................   4
               36.  "Distribution Record Date".............................   4
               37.  "Document Reviewing Centers"...........................   5
               38.  "Effective Date".......................................   5
               39.  "Estate"...............................................   5
               40.  "Executory Contract and Unexpired Lease"...............   5

               41.  "Face Amount"..........................................   5
               42.  "Fee Claim"............................................   5
               43.  "File," "Filed," or "Filing"...........................   5
               44.  "Final Order"..........................................   6
               45.  "Former Haneys"........................................   6
               46.  "Fred Schmid"..........................................   6
               47.  "Fred Schmid Warranty Claim"...........................   6
               48.  "Fred Schmid Warranty Claims Account"..................   6
               49.  "Fretter"..............................................   6
               50.  "Fretter Acquisition"..................................   6
               51.  "Fretter Auto Sound"...................................   6
               52.  "Fretter Finance"......................................   6
               53.  "Fretter Real Estate"..................................   6
               54.  "Fretter Retail".......................................   6
               55.  "Fretter Warehouse"....................................   6
               56.  "Fretter Warranty Claim"...............................   6
               57.  "Fretter Warranty Claims Account"......................   6
               58.  "General Distribution Account".........................   7
               59.  "Global Settlement Agreement"..........................   7
               60.  "Global Settlement Parties"............................   7
               61.  "Insured Claim"........................................   7
               62.  "Intercompany Claim"...................................   7
               63.  "Interest".............................................   7
               64.  "Liquidating . . ."....................................   7
               65.  "Nondistributing Debtors"..............................   7
               66.  "Petition Date"........................................   7
               67.  "Plan".................................................   7
               68.  "Priority Claim".......................................   7
               69.  "Priority Tax Claim"...................................   7
               70.  "Pro Rata".............................................   8
               71.  "Professional".........................................   8
               72.  "Reserve Classes"......................................   8
               73.  "Schedules"............................................   8
               74.  "Secondary Liability Claim"............................   8
               75.  "Secured Claim"........................................   9
               76.  "Stipulation of Amount and Nature of Claim"............   9
               77.  "Third Party Disbursing Agent".........................   9
               78.  "Universal Warranty Contract"..........................   9
               79.  "Uninsured Claim"......................................   9
               80.  "Unsecured Claim"......................................   9
               81.  "Warranty Claim".......................................   9
               82.  "Warranty Claims Account Calculation"..................   9
               83.  "Warranty Claims Bar Date".............................   9
               84.  "Warranty Claims Bar Date Order".......................  10
               85.  "Warranty Claims Objection Bar Date"...................  10
          B.   Rules of Interpretation and Computation of Time.............  10
               1.   Rules of Interpretation................................  10
               2.   Computation of Time....................................  10

ARTICLE II.    CLASSES OF CLAIMS AND INTERESTS.............................  11
          A.   Classes of Claims Against and Interests in Fretter..........  11
               1.   Class A-1..............................................  11
               2.   Class A-2..............................................  11
               3.   Class A-3..............................................  11
               4.   Class A-4..............................................  11
               5.   Class A-5..............................................  11
               6.   Class A-6..............................................  11
               7.   Class A-7..............................................  11
          B.   Classes of Claims Against and Interests in Fretter
                 Auto Sound................................................  11
               1.   Class B-1..............................................  11
               2.   Class B-2..............................................  11
               3.   Class B-3..............................................  11
               4.   Class B-4..............................................  11
          C.   Classes of Claims Against and Interests in Fred Schmid......  11
               1.   Class C-1..............................................  11
               2.   Class C-2..............................................  11
               3.   Class C-3..............................................  12
               4.   Class C-4..............................................  12
               5.   Class C-5..............................................  12
          D.   Classes of Claims Against and Interests in Former
                 Haneys....................................................  12
               1.   Class D................................................  12
          E.   Classes of Claims Against and Interests in Fretter
                 Warehouse.................................................  12
               1.   Class E................................................  12
          F.   Classes of Claims Against and Interests in Fretter
                 Retail....................................................  12
               1.   Class F................................................  12
          G.   Classes of Claims Against and Interests in Fretter
                 Acquisition...............................................  12
               1.   Class G................................................  12
          H.   Classes of Claims Against and Interests in Fretter
                 Finance...................................................  12
               1.   Class H................................................  12

ARTICLE III.   TREATMENT OF CLAIMS AND INTERESTS...........................  13
          A.   Unclassified Claims.........................................  13
               1.   Payment of Administrative Claims Against Distributing
                      Debtors..............................................  13
                    a.  Administrative Claims in General...................  13
                    b.  Statutory Fees.....................................  13
                    c.  Bar Dates for Administrative Claims................  13
                        i.   General Bar Date Provisions...................  13
                        ii.  Bar Dates for Administrative Claims for
                               Professional Compensation...................  14
               2.   Payment of Priority Tax Claims.........................  14
                    a.  Priority Tax Claims................................  14
                    b.  Other Provisions Concerning Treatment of
                          Priority Tax Claims..............................  14
               3.   Administrative Claims and Priority Tax Claims Against
                      Nondistributing Debtors..............................  14
               4.   Intercompany Claims....................................  14

          B.   Treatment of Classified Claims Against and Interests in
                 Fretter...................................................  15
               1.   Class A-1 Claims.......................................  15
               2.   Class A-2 Claims.......................................  15
               3.   Class A-3 Claims.......................................  15
               4.   Class A-4 Claims.......................................  15
               5.   Class A-5 Claims.......................................  15
               6.   Class A-6 Claims.......................................  15
               7.   Class A-7 Interests....................................  15
          C.   Treatment of Classified Claims Against and Interests
                 in Fretter Auto Sound.....................................  15
               1.   Class B-1 Claims.......................................  15
               2.   Class B-2 Claims.......................................  16
               3.   Class B-3 Claims.......................................  16
               4.   Class B-4 Interests....................................  16
          D.   Treatment of Classified Claims Against and Interests
                 in Fred Schmid............................................  16
               1.   Class C-1 Claims.......................................  16
               2.   Class C-2 Claims.......................................  16
               3.   Class C-3 Claims.......................................  16
               4.   Class C-4 Claims.......................................  16
               5.   Class C-5 Interests....................................  16
          E.   Treatment of Classified Claims Against and Interests
                 in the Nondistributing Debtors............................  16
               1.   Class D Claims and Interests (Former Haneys)...........  16
               2.   Class E Claims and Interests (Fretter Warehouse).......  17
               3.   Class F Claims and Interests (Fretter Retail)..........  17
               4.   Class G Claims and Interests (Fretter Acquisition).....  17
               5.   Class H Claims and Interests (Fretter Finance).........  17
          F.   Special Provisions Regarding Treatment of Allowed
                 Secondary Liability Claims................................  17
          G.   Limitations on Amounts to Be Distributed to Holders
                 of Allowed Insured Claims.................................  17
          H.   Provisions Regarding Postpetition Interest..................  17

ARTICLE IV.  MEANS FOR IMPLEMENTATION OF THE PLAN..........................  18
          A.   The Liquidating Debtors; Vesting of Assets..................  18
          B.   Management of the Liquidating Debtors.......................  18
          C.   Dissolution of the Nondistributing Debtors and
                 Fretter Real Estate.......................................  18
          D.   Establishment of the Fretter Warranty Claims Account,
                 The Fred Schmid Warranty Claims Account and the
                 General Distribution Account..............................  19
          E.   Rights, Powers, and Duties of the Liquidating Debtors.......  19
          F.   Continued Existence of the Creditors' Committee and
                 Creditors' Committee Approval.............................  20
          G.   Releases by the Debtors.....................................  20
          H.   Discharge of Claims and Termination of Interests............  21
          I.   Injunctions.................................................  21
          J.   Termination of Subordination Rights and Intercompany
                 Claims and Settlement of Related Claims and Controversies.  21
          K.   Effectuating Documents; Further Transactions; Exemption
                 from Certain Transfer Taxes...............................  22

ARTICLE V.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES..........  23
          A.   Executory Contracts and Unexpired Leases to be Assumed
                 or Assumed and Assigned...................................  23
               1.   Assumption and Assignment Generally....................  23
               2.   Approval of Assumptions and Assignments................  23
          B.   Payments Related to Assumption of Executory Contracts and
                 Unexpired Leases..........................................  23
          C.   Executory Contracts and Unexpired Leases to be Rejected.....  24
          D.   Bar Date for Rejection Damages..............................  24

ARTICLE VI.  PROVISIONS GOVERNING DISTRIBUTIONS............................  25
          A.   General Distribution Provisions.............................  25
               1.   Method of Distributions to Holders of Claims...........  25
               2.   Distributions to be Made on Effective Date.............  25
               3.   Compensation and Reimbursement for Services Related to
                      Distributions........................................  25
               4.   Timing and Calculation of Amounts to be Distributed....  26
                    a.  Establishment of Distribution Dates................  26
                    b.  Allowed Claims in Non-Reserve Classes..............  26
                    c.  Allowed Claims in Reserve Classes..................  26
                        i.    Initial Distributions........................  26
                        ii.   Additional Distributions on Account of
                                Previously Allowed Claims..................  27
                        iii.  Special Provisions Regarding Distributions to
                                Reserve Classes............................  27
                    d.  Warranty Claims....................................  27
          B.   Delivery of Distributions and Undeliverable or
                 Unclaimed Distributions...................................  27
               1.   Delivery of Distributions in General...................  27
               2.   Undeliverable Distributions Held by Disbursing
                      Agents...............................................  28
                    a.  Holding of Undeliverable Distributions.............  28
                    b.  After Distributions Become Deliverable.............  28
                    c.  Failure to Claim Undeliverable Distributions.......  28
          C.   Distribution Record Date....................................  28
          D.   Means of Cash Payments......................................  28
          E.   De Minimis Distributions....................................  29
          F.   Compliance with Tax Requirements............................  29
          G.   Setoffs.....................................................  29

ARTICLE VII.  PROCEDURES FOR RESOLVING DISPUTED CLAIMS OR INTERESTS........  30
          A.   Prosecution of Objections to Claims.........................  30
               1.   Objections to Claims...................................  30
               2.   Authority to Prosecute Objections......................  30
          B.   Treatment of Disputed Claims................................  30
               1.   No Payments on Account of Disputed Claims..............  30
               2.   Recourse...............................................  30

          C.   Distributions on Account of Disputed Claims Once Allowed....  31

ARTICLE VIII.  CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION
                 OF THE PLAN...............................................  32
          A.   Conditions to Confirmation..................................  32
          B.   Condition to Effective Date.................................  32
          C.   Waiver of Conditions to Confirmation or Effective Date......  33
          D.   Effect of Nonoccurrence of Condition to Effective Date......  33

  ARTICLE IX.  CONFIRMABILITY AND SEVERABILITY OF A PLAN AND CRAMDOWN......  34
          A.   Confirmability and Severability of a Plan...................  34
          B.   Cramdown....................................................  34

   ARTICLE X.  RETENTION OF JURISDICTION...................................  35

  ARTICLE XI.  MISCELLANEOUS PROVISIONS....................................  37
          A.   Limitation of Liability.....................................  37
          B.   Modification of the Plan....................................  37
          C.   Revocation of the Plan......................................  37
          D.   Severability of Plan Provisions.............................  37
          E.   Successors and Assigns......................................  38
          F.   Service of Certain Plan Exhibits and Disclosure
                 Statement Exhibits........................................  38
          G.   Service of Documents........................................  38

                              TABLE OF EXHIBITS/1/



Exhibit I.A.12             BTCC Settlement Agreement

Exhibit I.A.59(a)          Global Settlement Agreement

Exhibit I.A.59(b) Order Approving Final Documentation for the Global Settlement and Third-Party Releases

Exhibit V.A.1.a Schedule of Executory Contracts and Unexpired Leases to Be Assumed and Assigned

Exhibit V.C Nonexclusive Schedule of Executory Contracts and Unexpired Leases to Be Rejected



----------------
/1/  All Exhibits are available for review at the Document Reviewing Centers.

                                 INTRODUCTION

          Fretter, Inc. ("Fretter") and the other above-captioned debtors and debtors in possession (collectively with Fretter, the "Debtors") and the Official Committee of Unsecured Creditors of Fretter (the "Creditors' Committee") propose the following joint liquidating plan (the "Plan") for the resolution of the outstanding claims against and equity interests in the Debtors. The Debtors are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, 11 U.S.C. (S) 1129, with respect to all Debtors. The Creditors' Committee is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code, 11 U.S.C. (S) 1129, with respect to Fretter only. Reference is made to the disclosure statement with respect to the Plan (the "Disclosure Statement"), for a discussion of the Debtors' history, businesses and properties, and for a summary and analysis of the Plan. There are also other agreements and documents on file with the Bankruptcy Court that are referenced in the Plan or the Disclosure Statement that are available for review at the Document Reviewing Centers (as defined below).


                                  ARTICLE I.

                    DEFINED TERMS, RULES OF INTERPRETATION,
                            AND COMPUTATION OF TIME

A.   Defined Terms

          As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

     1. "Administrative Claim" means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. (S)(S) 1911-1930.

     2.   "Allowed Claim" means:

          a. a Claim that has been listed by a particular Debtor on its Schedules as other than disputed, contingent, or unliquidated, to the extent that it is not otherwise a Disputed Claim;

          b. a Claim for which a proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, to the extent that it is not otherwise a Disputed Claim; or

          c. a Claim that is allowed: (i) in any Stipulation of Amount and Nature of Claim executed by the applicable Debtor or Liquidating Debtor and Claim holder; (ii) in any contract, instrument, or other agreement entered into in connection with the Plan; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan.

     3. "Allowed . . . Claim" means an Allowed Claim in the particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

     4. "Allowed Interest" means an Interest that either: (a) is not a Disputed Interest or (b) has been allowed in a Final Order.

     5. "Alter Ego Claim" means any Claim or cause of action that has been or could be asserted by any creditor of any Debtor against any other Debtor based on theories of veil piercing, alter ego, substantive consolidation or any other similar legal theory.

     6.   "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C.
(S)(S) 101-1330, as now in effect or hereafter amended.

     7. "Bankruptcy Court" means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to 28 U.S.C. (S) 157, the bankruptcy unit of such District Court.

     8. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

     9. "Bar Date" means the applicable bar date by which: (a) a request for payment of an Administrative Claim, (b) a proof of Claim, or (c) a proof of Interest must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

     10. "Bar Date Order" means the Order Establishing Bar Dates for Filing Proofs of Claims and Interests entered by the Bankruptcy Court on February 10, 1997, as the same may have been or may be amended, modified, or supplemented.

     11.  "BTCC" means BT Commercial Corporation, a Delaware corporation.

     12. "BTCC Settlement Agreement" means the Settlement Agreement between the Debtors, the Creditors' Committee and BTCC, dated as of July 30, 1998 and approved pursuant to order of the Bankruptcy Court.

     13. "Business Day" means any day, other than a Saturday, Sunday, or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

     14. "Cash Investment Yield" means the net yield earned by the applicable Disbursing Agent from the investment of cash held pending distribution pursuant to the Plan, which investment will be in a manner consistent with the Debtors' investment and deposit guidelines.

     15. "Chapter 11 Case" means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court and
(b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

     16. "Claim" means a "claim," as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

     17. "Claims Objection Bar Date" means, for all Claims, other than Warranty Claims and those Claims allowed in accordance with Section I.A.2.c, the latest of: (a) 90 days after the Effective Date; (b) 60 days after the Filing of a proof of Claim for such Claim; (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules, or a Final Order for objecting to such Claims; and (d) such later date as provided for by order of the Bankruptcy Court, which order may be entered without further notice.

     18.  "Class" means a class of Claims or Interests, as described in Article
II.

     19. "Collateral" means any property of the Debtors that is subject to a valid and enforceable lien to secure a Claim.

     20. "Common Stock of . . ." means, when used with reference to a particular Debtor or Debtors, the common stock issued by such Debtor or Debtors and outstanding immediately prior to the Petition Date.

     21. "Confirmation" means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

     22. "Confirmation Date" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

     23. "Confirmation Hearing" means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

     24. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

     25. "Creditors' Committee" means the Official Committee of Unsecured Creditors of Fretter, appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as presently constituted or as hereinafter reconstituted.

     26. "Cure Amount Claim" means a Claim based upon a Debtor's defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy Code.

     27. "Debtors" means, collectively, Fretter, Fretter Auto Sound, Former Haneys, Fretter Warehouse, Fretter Retail, Fretter Finance, Fretter Acquisition, and Fred Schmid.

     28. "Disbursing Agent" means the Liquidating Debtors in their capacity as disbursing agents pursuant to Article VI, or any Third Party Disbursing Agent.

     29. "Disclosure Statement" means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified, or supplemented.

     30.  "Disputed Claim" means:

          a. if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law: (i) a Claim that is listed on a Debtor's Schedules as other than disputed, contingent, or unliquidated, but as to which the applicable Debtor or Liquidating Debtor, or the Creditors' Committee, or, prior to the Effective Date, any other party in interest, has Filed an objection by the Claims Objection Bar Date or the Warranty Claims Objection Bar Date, as the case may be, but only to the extent of the difference between the amount of the Claim listed in the Schedules and the amount of such Claim asserted in the objection, or
     (ii) a Claim that is listed on a Debtor's Schedules as disputed, contingent, or unliquidated; or

          b. if a proof of Claim or request for payment of an Administrative Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law, a Claim for which an objection has been Filed by the applicable Debtor or Liquidating Debtor, or the Creditors' Committee, or, prior to the Effective Date, any other party in interest, by the Claims Objection Bar Date or the Warranty Claims Objection Bar Date, as the case may be, and such objection has not been withdrawn or denied by a Final Order, but only to the extent of the difference between the amount of the Claim asserted in the proof of Claim and the amount of such Claim asserted in the objection.

     31. "Disputed Insured Claim" and "Disputed Uninsured Claim" mean, respectively, an Insured Claim or an Uninsured Claim that is also a Disputed Claim.

     32. "Disputed Interest" means any Interest as to which an objection has been filed by the applicable Debtor, Liquidating Debtor, or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order.

     33. "Distributable Assets" means all of the property of the Estates, as defined in section 541 of the Bankruptcy Code, including without limitation any claims and causes of action retained pursuant to Article IV, and the respective products, profits, or proceeds therefrom.

     34. "Distributing Debtors" means, collectively, Fretter, Fretter Auto Sound, and Fred Schmid.

     35. "Distribution Date" means a Business Day as soon as practicable after the Effective Date and certain dates after such date, in the discretion of the Disbursing Agent, as more fully described in Article VI.

     36. "Distribution Record Date" means the Confirmation Date or any later date established by the Bankruptcy Court.

     37. "Document Reviewing Centers" means, collectively: (a) the offices of Jones, Day, Reavis & Pogue located at 901 Lakeside Avenue, Cleveland, Ohio 44114; (b) the offices of Carson Fischer, P.L.C located at 300 East Maple Road, Third Floor, Birmingham, Michigan 48009; and (c) the offices of Jones, Day, Reavis & Pogue located at 77 West Wacker, Chicago, Illinois 60601.

     38. "Effective Date" means a Business Day, as determined by the Debtors and the Creditors' Committee, that: (a) is as soon as reasonably practicable after the Confirmation Date and (b) is the day on which (i) all conditions to the Effective Date in Section VIII.B have been met or waived pursuant to Section VIII.C and (ii) no stay of the Confirmation Order is in effect.

     39. "Estate" means, as to each Debtor, the estate created for that Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

     40. "Executory Contract and Unexpired Lease" means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

     41. "Face Amount" means:

          a. when used with reference to a Disputed Insured Claim, either: (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date, or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount, or (ii) the applicable deductible under the relevant insurance policy, minus any reimbursement obligations of the applicable Debtor to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs), if such amount is less than the amount specified in (i) above or the proof of Claim specifies an unliquidated amount;

          b.  when used with reference to a Disputed Uninsured Claim, either:
     (i) the full stated amount claimed by the holder of such Claim in any proof of Claim Filed by the Bar Date or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount or
     (ii) the amount of the Claim acknowledged by the applicable Debtor or Liquidating Debtor in any objection Filed to such Claim, if no proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law or if the proof of Claim specifies an unliquidated amount; and

          c. when used in reference to an Allowed Claim, the amount of such Allowed Claim, as determined in accordance with Section I.A.2 and applicable provisions of the Bankruptcy Code.

     42. "Fee Claim" means a Claim under sections 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Cases.

     43. "File," "Filed," or "Filing" means file, filed, or filing with the Bankruptcy Court in the Chapter 11 Cases.

     44. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired, and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

     45. "Former Haneys" means The Former Haneys, Inc., a Michigan corporation and one of the Debtors.

     46. "Fred Schmid" means Fred Schmid Appliance and TV Co., a Colorado corporation and one of the Debtors.

     47. "Fred Schmid Warranty Claim" means a Warranty Claim originating from product warranty or service contracts sold by Fred Schmid other than Universal Warranty Contracts.

     48. "Fred Schmid Warranty Claims Account" means a segregated, interest-bearing account into which shall be deposited all cash available for distribution to holders of Allowed Fred Schmid Warranty Claims, pursuant to
Section III.D.4.

     49. "Fretter" means Fretter, Inc., a Michigan corporation and one of the Debtors.

     50. "Fretter Acquisition" means Fretter Acquisition Company, Inc., a Michigan corporation and one of the Debtors.

     51. "Fretter Auto Sound" means Fretter Auto Sound, Inc., a Michigan corporation and one of the Debtors.

     52. "Fretter Finance" means Fretter Finance, Inc., a Michigan corporation and one of the Debtors.

     53. "Fretter Real Estate" means Fretter Real Estate Co., a Michigan corporation, which is not one of the Debtors.

     54. "Fretter Retail" means Fretter Retail Services, Inc., a Michigan corporation and one of the Debtors.

     55. "Fretter Warehouse" means Fretter Warehouse Company, Inc., a Michigan corporation and one of the Debtors.

     56. "Fretter Warranty Claim" means a Warranty Claim originating from product warranty or service contracts sold by Fretter other than Universal Warranty Contracts.

     57. "Fretter Warranty Claims Account" means a segregated, interest-bearing account into which shall be deposited all cash available for distribution to holders of Allowed Fretter Warranty Claims, pursuant to Section III.B.6.

     58. "General Distribution Account" means a segregated, interest-bearing account into which shall be deposited all cash available (after payment of Allowed Secured Claims, Allowed Administrative Claims, Allowed Priority Claims, and Allowed Priority Tax Claims), other than the cash deposited into the Fretter Warranty Claims Account and the Fred Schmid Warranty Claims Account, for distribution to creditors pursuant to Article III.

     59. "Global Settlement Agreement" means, the agreement among the Debtors and certain other parties, attached hereto as Exhibit 1.A.59(a), which was approved by the Bankruptcy Court on October 1, 1998, including the provisions of the order entered by the Bankruptcy Court in connection therewith, attached hereto as Exhibit 1.A.59(b).

     60. "Global Settlement Parties" means, collectively, the parties to the Global Settlement Agreement.

     61. "Insured Claim" means any Claim arising from an incident or occurrence that is covered under a Debtor's insurance policy, other than a workers' compensation insurance policy.

     62. "Intercompany Claim" means, collectively: (a) any Claim listed in the Schedules reflecting intercompany book entries by one Debtor with respect to any other Debtor or Fretter Real Estate and (b) any Claim not reflected in such book entries that is held by a Debtor or Fretter Real Estate against another Debtor or Fretter Real Estate.

     63. "Interest" means any right of any holder of any equity security of any Debtor and the rights of any entity to purchase or demand the issuance of any equity security of any Debtor, including: (a) redemption, conversion, exchange, voting, participation, and dividend rights; (b) liquidation preferences; and (c) stock options and warrants.

     64. "Liquidating . . ." means, when used in reference to a particular Debtor, such Debtor on and after the Effective Date.

     65. "Nondistributing Debtors" means, collectively, Former Haneys, Fretter Warehouse, Fretter Retail, Fretter Finance, and Fretter Acquisition.

     66. "Petition Date" means September 24, 1996.

     67. "Plan" means this joint liquidating plan for each of the Debtors, to the extent applicable to any Debtor, and all Exhibits attached hereto or referenced herein, as the same may be amended, modified, or supplemented.

     68. "Priority Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.

     69. "Priority Tax Claim" means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

     70. "Pro Rata" means:

          a. when used with reference to a distribution of cash from the General Disbursement Account, proportionately so that with respect to a particular Allowed Claim, the ratio of: (i)(A) the amount of property distributed on account of such Allowed Claim to (B) the amount of such Claim, is the same as the ratio of: (ii)(A) the amount of property distributed on account of all Allowed Claims of the Class in which such Allowed Claim is included to (B) the amount of all Allowed Claims in that Class;

          b. when used with reference to a distribution of cash from the Fretter Warranty Claims Account or the Fred Schmid Warranty Claims Account, proportionately so that with respect to a particular Warranty Claim, the ratio of: (i)(A) the amount of property distributed from the Fretter Warranty Claims Account or the Fred Schmid Warranty Claims Account, as the case may be, on account of such Allowed Warranty Claim to (B) the amount of such Allowed Warranty Claim, is the same as the ratio of: (ii)(A) the amount of property distributed on account of all Allowed Warranty Claims of the Class in which such Allowed Warranty Claim is included to (B) the amount of all Allowed Warranty Claims in that Class; and

          c. when used with reference to distributions of the Cash Investment Yield, the portion of the Cash Investment Yield allocable to a particular Allowed Claim on the basis of the amount of cash then being distributed on account of such Claims. Calculations of the Pro Rata shares of the Cash Investment Yield to be distributed at any particular time will be based on the Cash Investment Yield generated as of the last day of the month prior to the month in which such distributions are to be made.

     71. "Professional" means any professional employed in the Chapter 11 Cases pursuant to sections 327 or 1103 of the Bankruptcy Code or any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

     72. "Reserve Classes" means, collectively, Classes A-5, B-3, and C-3.

     73. "Schedules" means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors, as required by section 521 of the Bankruptcy Code and the Official Bankruptcy Forms, as the same may have been or may be amended, modified, or supplemented.

     74. "Secondary Liability Claim" means an Unsecured Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally, or secondarily liable for, any contractual, tort, or other obligation of another Debtor, including any Unsecured Claim based on: (a) guaranties of collection, payment, or performance; (b) indemnity bonds, obligations to indemnify, or obligations to hold harmless; (c) performance bonds; (d) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements, or other similar obligations made or given by a Debtor relating to the obligations or performance of another Debtor; (e) vicarious liability; or (f) any other joint or several liability that any Debtor may have in respect of any obligation that is the basis of a Claim.

     75. "Secured Claim" means a Claim that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

     76. "Stipulation of Amount and Nature of Claim" means a stipulation or other agreement between the applicable Debtor or Liquidating Debtor and a holder of a Claim or Interest, or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim or Interest.

     77. "Third Party Disbursing Agent" means an entity designated by Liquidating Fretter to act as a Disbursing Agent pursuant to Section VI.A.1.

     78. "Universal Warranty Contract" means a product warranty or service contract sold by Fretter or Fred Schmid between November 1, 1994 and October 31, 1995.

     79. "Uninsured Claim" means any Claim that is not an Insured Claim.

     80. "Unsecured Claim" means any Claim that is not an Administrative Claim, Priority Claim, Priority Tax Claim, Secured Claim, or Intercompany Claim.

     81. "Warranty Claim" means a Claim against Fretter or Fred Schmid originating from product warranty or service contracts sold by Fretter or Fred Schmid, other than Universal Warranty Contracts.

     82. "Warranty Claims Account Calculation" means the calculation by which Fretter and Fred Schmid will determine how much cash to deposit into the Fretter Warranty Claims Account and the Fred Schmid Warranty Claims Account, respectively. The Warranty Claims Account Calculation will be made as of the last day of the month immediately preceding the month in which the Confirmation Date occurs. The applicable Debtor (either Fretter of Fred Schmid) will calculate: (a) the amount of valid Warranty Claims asserted against such Debtor and reviewed but not paid before the Petition Date (the "Prepetition Warranty Claims Amount"); (b) the amount of valid Warranty Claims asserted against such Debtor and reviewed from the Petition Date through the date of the Warranty Claims Account Calculation (the "Postpetition Warranty Claims Amount"); and (c) the projected amount of valid Warranty Claims that will be asserted against such Debtor in the future (the "Projected Warranty Claims Amount"), which projection will be made by Jay Alix & Associates, financial advisors to the Creditors' Committee, and will be predicated upon the historical rate at which holders of warranty contracts have asserted claims against such Debtor from January 1, 1997 (shortly after the Petition Date) through the date of the Warranty Claims Account Calculation. The applicable Debtor will then deposit into its Warranty Claims Account cash equal to (x) the sum of (i) the Prepetition Warranty Claims Amount plus (ii) twice the Postpetition Warranty Claims Amount plus (iii) twice the Projected Warranty Claims Amount; multiplied by (y) .40 for the Fretter Warranty Claims Account or .08 for the Fred Schmid Warranty Claims Account.

     83. "Warranty Claims Bar Date" means for each holder of a Warranty Claim the later of: (a) thirty days after the expiration of that holder's product warranty or service contract or (b) the Bar Date established pursuant to the Warranty Claims Bar Date Order.

     84. "Warranty Claims Bar Date Order" means any order of the Bankruptcy Court establishing bar dates for filing proofs of Claim originating from product warranty and service contracts sold by Fretter or Fred Schmid.

     85. "Warranty Claims Objection Bar Date" means, with respect to any particular Warranty Claim, that date forty-five days from the Warranty Claims Bar Date applicable to such Warranty Claim.

B.  Rules of Interpretation and Computation of Time

     1.  Rules of Interpretation

          For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified, or supplemented pursuant to the Plan; (d) any reference to an entity as a holder of a Claim includes that entity's successors, assigns, and affiliates; (e) all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan; (f) the words "herein," "hereunder," and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, articles of incorporation, code of regulations, similar constituent documents, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

     2.  Computation of Time

          In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                  ARTICLE II.

                        CLASSES OF CLAIMS AND INTERESTS

          The Plan constitutes a separate plan for each Debtor. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Section III.A, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

A.   Classes of Claims Against and Interests in Fretter

     1.   Class A-1:  The Secured Claims of Michigan National Bank.

     2.   Class A-2:  The Secured Claims of BT Commercial Corp.

     3. Class A-3: All Secured Claims against Fretter that are not otherwise classified in Class A-1 or A-2.

     4. Class A-4: Unsecured Claims against Fretter that are entitled to priority under section 507(a)(3), 507(a)(4), or 507(a)(6) of the Bankruptcy Code.

     5. Class A-5: Unsecured Claims against Fretter that are not Fretter Warranty Claims.

     6.   Class A-6:  Fretter Warranty Claims.

     7.   Class A-7:  Interests in Fretter.

B.   Classes of Claims Against and Interests in Fretter Auto Sound

     1.   Class B-1:  All Secured Claims against Fretter Auto Sound.

     2. Class B-2: Unsecured Claims against Fretter Auto Sound that are entitled to priority under section 507(a)(3), 507(a)(4), or 507(a)(6) of the Bankruptcy Code.

     3. Class B-3: Unsecured Claims against Fretter Auto Sound that are not Intercompany Claims.

     4.   Class B-4:  Interests in Fretter Auto Sound.

C.   Classes of Claims Against and Interests in Fred Schmid

     1.   Class C-1:  All Secured Claims against Fred Schmid.

     2. Class C-2: Unsecured Claims against Fred Schmid that are entitled to priority under section 507(a)(3), 507(a)(4), or 507(a)(6) of the Bankruptcy Code.

     3. Class C-3: Unsecured Claims against Fred Schmid that are not Fred Schmid Warranty Claims.

     4.   Class C-4:  Fred Schmid Warranty Claims.

     5.   Class C-5:  Interests in Fred Schmid.

D.   Classes of Claims Against and Interests in Former Haneys

     1.   Class D:  All Claims against and Interests in Former Haneys.

E.   Classes of Claims Against and Interests in Fretter Warehouse

     1.   Class E:  All Claims against and Interests in Fretter Warehouse.

F.   Classes of Claims Against and Interests in Fretter Retail

     1.   Class F:  All Claims against and Interests in Fretter Retail.

G.   Classes of Claims Against and Interests in Fretter Acquisition

     1.   Class G:  All Claims against and Interests in Fretter Acquisition.

H.   Classes of Claims Against and Interests in Fretter Finance

     1.   Class H:  All Claims against and Interests in Fretter Finance.

                                  ARTICLE III

                       TREATMENT OF CLAIMS AND INTERESTS

A.   Unclassified Claims

     1.   Payment of Administrative Claims Against Distributing Debtors

          a.   Administrative Claims in General

               Except as specified in this Section III.A.1, and subject to the Bar Date provisions herein, unless otherwise agreed by the holder of an Allowed Administrative Claim against a Distributing Debtor and the applicable Distributing Debtor or Liquidating Distributing Debtor, each holder of an Allowed Administrative Claim against a Distributing Debtor will receive, in full satisfaction of its Claim, cash equal to the amount of such Allowed Administrative Claim as soon as practicable after the Effective Date or, if the Administrative Claim is not allowed as of the Effective Date, as soon as practicable after the later of 30 days after the date on which an order allowing such Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Liquidating Distributing Debtor and Claim holder.

          b.   Statutory Fees

               On the Effective Date, Allowed Administrative Claims against Distributing Debtors for fees payable pursuant to 28 U.S.C. (S) 1930 as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in cash equal to the amount of such Allowed Administrative Claims. Fees payable pursuant to 28 U.S.C. (S) 1930 for time periods after the Confirmation Date will be paid on a quarterly basis until the Bankruptcy Court enters a final decree closing the Chapter 11 Cases.

          c.   Bar Dates for Administrative Claims

               i.   General Bar Date Provisions

               Except as otherwise provided in Section III.A.1.c.ii, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Liquidating Debtors and the Creditors' Committee, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Claims and that do not File and serve a request by the applicable bar date will be forever barred from asserting such Claims against the Debtors, the Liquidating Debtors, or their respective property. Objections to such requests must be Filed and served on the parties that were served with such requests and the requesting party by the later of: (A) 90 days after the Effective Date, (B) 60 days after the Filing of the applicable request for payment of Administrative Claims, or (C) such later date as provided for by order of the Bankruptcy Court, which order may be entered without further notice.

               ii. Bar Dates for Administrative Claims for Professional Compensation

               Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Liquidating Debtors, the Creditors' Committee, the Office of the United States Trustee, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 45 days after the Effective Date. Objections to any Fee Claim must be Filed and served on the parties that were served with such application and the requesting party by the later of: (A) 75 days after the Effective Date, (B) 30 days after the Filing of the applicable request for payment of the Fee Claim, or (C) such later date as provided for by order of the Bankruptcy Court, which order may be entered without further notice.

     2.   Payment of Priority Tax Claims

          a.   Priority Tax Claims

               Unless otherwise agreed by the holder of an Allowed Priority Tax Claim and the applicable Distributing Debtor or Liquidating Distributing Debtor, each holder of an Allowed Priority Tax Claim against a Distributing Debtor will receive in full satisfaction of its Claim, cash equal to the amount of such Allowed Priority Tax Claim as soon as practicable after the Effective Date or, if the Priority Tax Claim is not allowed as of the Effective Date, as soon as practicable after the later of 30 days after the date on which an order allowing such Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Liquidating Distributing Debtor and Claim holder.

          b.   Other Provisions Concerning Treatment of Priority Tax Claims

               The holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim, unless any such penalty is part of an Allowed Claim that is allowed by order of the Bankruptcy Court prior to the Confirmation Date. Any such Claim or demand for any such penalty will be deemed disallowed by Confirmation of the Plan and the holder of an Allowed Priority Tax Claim will be enjoined from assessing or attempting to collect such penalty from the Estates.

     3. Administrative Claims and Priority Tax Claims Against Nondistributing Debtors

          Because the Nondistributing Debtors have no known material assets and no known creditors (other than holders of Intercompany Claims and other than the Pension Benefit Guaranty Corporation (the "PBGC"), which has asserted joint and several claims against the Nondistributing Debtors and the Distributing Debtors), no property will be distributed to the holders of Administrative Claims or Priority Tax Claims, if any, against the Nondistributing Debtors.

     4.   Intercompany Claims

          There shall be no distribution to any holder of any Intercompany Claim and all Intercompany Claims shall be deemed waived and released in their entirety on the Effective Date.

B.   Treatment of Classified Claims Against and Interests in Fretter

     1. Class A-1 Claims (impaired). As soon as practicable after the Effective Date, each holder of an Allowed Claim in Class A-1 will receive in full satisfaction of its Claim, cash equal to the amount of its Allowed Claim as determined by the Bankruptcy Court. All payments received by holders of Class A-1 Claims during the pendency of the Chapter 11 Cases shall be credited against the Allowed Class A-1 Claims, and to the extent that a holder of a Class A-1 Claim has received payments in excess of its Allowed Claim, such holder shall refund excess payments to Fretter or Liquidating Fretter, plus interest at the contractual rate of interest operative in the agreement between the parties accruing from the date such holder received such excess payments until the date such excess payments are returned to Fretter or Liquidating Fretter.

     2. Class A-2 Claims (impaired). As soon as practicable after the Effective Date, each holder of an Allowed Claim in Class A-2 will receive in full satisfaction of its Claim, cash equal to the amount of its Allowed Claim as determined by the Bankruptcy Court and reduced pursuant to the BTCC Settlement Agreement. All payments received by holders of Class A-2 Claims during the pendency of the Chapter 11 Cases shall be credited against the Allowed Class A-2 Claims.

     3. Class A-3 Claims (unimpaired). As soon as practicable after the Effective Date, each holder of an Allowed Claim in Class A-3 will receive in full satisfaction of its Claim, at the option of Liquidating Fretter: (i) the net proceeds of the sale of the Collateral securing such Claim, (ii) the return of the Collateral securing such Claim, or (iii) cash equal to the value of the Collateral securing such Claim.

     4. Class A-4 Claims (unimpaired). As soon as practicable after the Effective Date, each holder of an Allowed Claim in Class A-4 will receive cash equal to the amount of such Claim.

     5. Class A-5 Claims (impaired). Each holder of an Allowed Claim in Class A-5 will receive in full satisfaction of such Allowed Claim, its Pro Rata share, based upon the principal amount of each holder's Allowed Claim, of the funds contained in the General Distribution Account, in accordance with the distribution provisions contained in Article VI.

     6. Class A-6 Claims (impaired). Each holder of an Allowed Claim in Class A-6 will receive in full satisfaction of such Claim, its Pro Rata share, based upon the principal amount of each holder's Claim, of the funds contained in the Fretter Warranty Claims Account, in accordance with the distribution provisions contained in Article VI.

     7. Class A-7 Interests (impaired). No property will be distributed to or retained by the holders of Allowed Interests in Class A-7 on account of such Interests, and such Interests will be terminated as of the Effective Date.

C.   Treatment of Classified Claims Against and Interests in Fretter Auto Sound

     1. Class B-1 Claims (unimpaired). As soon as practicable after the Effective Date, each holder of an Allowed Claim in Class B-1 will receive in full satisfaction of its Claim, at the option of Liquidating Fretter Auto Sound:
(i) the net proceeds of the sale of the Collateral securing such Claim, (ii) the return of the Collateral securing such Claim, or (iii) cash equal to the value of the Collateral securing such Claim.

     2. Class B-2 Claims (unimpaired). As soon as practicable after the Effective Date, each holder of an Allowed Claim in Class B-2 will receive cash equal to the amount of such Claim.

     3. Class B-3 Claims (impaired). Each holder of an Allowed Claim in Class B-3 will receive in full satisfaction of such Allowed Claim, 20% of its Pro Rata share, based upon the principal amount of each holder's Allowed Claim, of the funds contained in the General Distribution Account, in accordance with the distribution provisions contained in Article VI.

     4. Class B-4 Interests (impaired). No property will be distributed to or retained by the holders of Allowed Interests in Class B-4 on account of such Interests, and such Interests will be terminated as of the Effective Date.

D.   Treatment of Classified Claims Against and Interests in Fred Schmid

     1. Class C-1 Claims (unimpaired). As soon as practicable after the Effective Date, each holder of an Allowed Claim in Class C-1 will receive in full satisfaction of its Claim, at the option of Liquidating Fred Schmid: (i) the net proceeds of the sale of the Collateral securing such Claim, (ii) the return of the Collateral securing such Claim, or (iii) cash equal to the value of the Collateral securing such Claim.

     2. Class C-2 Claims (unimpaired). As soon as practicable after the Effective Date, each holder of an Allowed Claim in Class C-2 will receive cash equal to the amount of such Claim.

     3. Class C-3 Claims (impaired). Each holder of an Allowed Claim in Class C-3 will receive in full satisfaction of such Allowed Claim, 20% of its Pro Rata share, based upon the principal amount of each holder's Allowed Claim, of the funds contained in the General Distribution Account, in accordance with the distribution provisions contained in Article VI.

     4. Class C-4 Claims (impaired). Each holder of an Allowed Claim in Class C-4 will receive in full satisfaction of such Claim, its Pro Rata share, based upon the principal amount of each holder's Claim, of the funds contained in the Fred Schmid Warranty Claims Account, in accordance with the distribution provisions contained in Article VI.

     5. Class C-5 Interests (impaired). No property will be distributed to or retained by the holders of Allowed Interests in Class C-5 on account of such Interests, and such Interests will be terminated as of the Effective Date.

E. Treatment of Classified Claims Against and Interests in the Nondistributing Debtors

          Because there are no known creditors of the Nondistributing Debtors (other than holders of Intercompany Claims and other than the PBGC, which has asserted joint and several claims against the Nondistributing Debtors and the Distributing Debtors) and the Nondistributing Debtors have no known material assets, the Claims against and Interests in the Nondistributing Debtors shall be treated as follows:

     1. Class D Claims and Interests (Former Haneys) (impaired). No property will be distributed to or retained by the holders of Claims or Interests in Class D on account of such Claims or Interests.

     2. Class E Claims and Interests (Fretter Warehouse) (impaired). No property will be distributed to or retained by the holders of Claims or Interests in Class E on account of such Claims or Interests.

     3. Class F Claims and Interests (Fretter Retail) (impaired). No property will be distributed to or retained by the holders of Claims or Interests in Class F on account of such Claims or Interests.

     4. Class G Claims and Interests (Fretter Acquisition) (impaired). No property will be distributed to or retained by the holders of Claims or Interests in Class G on account of such Claims or Interests.

     5. Class H Claims and Interests (Fretter Finance) (impaired). No property will be distributed to or retained by the holders of Claims or Interests in Class H on account of such Claims or Interests.

F. Special Provisions Regarding Treatment of Allowed Secondary Liability Claims

          Holders of Allowed Secondary Liability Claims will only be entitled to one distribution from the Debtor that is primarily liable for the underlying Allowed Claim, which distribution will be as provided in the Plan in respect of such underlying Allowed Claim. Allowed Secondary Liability Claims will be deemed satisfied in full by the distributions on account of the related underlying Allowed Claim. No recovery on account of any Allowed Secondary Liability Claim will be provided or permitted.

G. Limitations on Amounts to Be Distributed to Holders of Allowed Insured
   Claims

          Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified; provided, however, that the maximum amount of any distribution under the Plan on account of an Allowed Insured Claim shall be limited to an amount equal to: (1) the applicable deductible under the relevant insurance policy, minus (2) any reimbursement obligations of the Debtor to the insurance carrier for sums expended by the insurance carrier on account of such Claim (including defense costs). Nothing in this Section III.G will constitute a waiver of any claim, demand, debt, right, cause of action, or liability that any entity may hold against any other entity, including the Debtors' insurance carriers.

H. Provisions Regarding Postpetition Interest

          No holder of any Claim (other than: (i) a holder of an Administrative Claim based on liability incurred by a Debtor in the ordinary course of its business that is entitled to interest pursuant to the terms and conditions of the transaction giving rise to the Administrative Claim or (ii) a holder of a Secured Claim that is oversecured, but only to the extent of such oversecurity) will be entitled to any payments or additional distributions on account of accrued postpetition interest in respect of their Claims.

                                  ARTICLE IV.

                     MEANS FOR IMPLEMENTATION OF THE PLAN

A. The Liquidating Debtors; Vesting of Assets

          Each of the Distributing Debtors will, as a Liquidating Debtor, continue to exist after the Effective Date as a separate corporate entity. Each Liquidating Debtor shall have all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable state law; provided, however, that the corporate purpose of each Liquidating Debtor shall be limited to taking such actions as are necessary to implement, and are consistent with implementing, the Plan. Any dispute as to the propriety of any action sought to be taken by any Liquidating Debtor shall be resolved by the Bankruptcy Court. On or after the Effective Date, all Distributable Assets of each Distributing Debtor will vest in Liquidating Fretter. The Liquidating Debtors shall remain in existence until the Distributable Assets have been wholly converted to cash or liquid assets, or abandoned, and all costs, expenses and obligations incurred in administering the Plan have been fully paid and discharged, and all remaining income, proceeds, and product of the Distributable Assets have been distributed in accordance with the Plan.

B. Management of the Liquidating Debtors

          As of the Effective Date, the Articles of Incorporation and Bylaws of the Liquidating Debtors will provide that the business and affairs of the Liquidating Debtors will be managed by or under the direction of one Board of Directors. The initial Board of Directors will be composed of one member, who will also be the sole officer of the Liquidating Debtors. The individual serving as the sole director and officer of the Liquidating Debtors will be appointed by the Creditors' Committee. The Articles of Incorporation of the Liquidating Debtors will provide that the officer and director of the Liquidating Debtors will serve until all Distributable Assets have been wholly converted to cash or liquid assets, or abandoned, and all costs, expenses and obligations incurred in administering the Plan have been fully paid and discharged, and all remaining income, proceeds, and product of the Distributable Assets have been distributed in accordance with the Plan, or until his or her earlier death, resignation, retirement, disqualification, or removal from office. Prior to Confirmation, the Creditors' Committee will provide the name, age, and principal occupation of the sole director and officer of the Liquidating Debtors, together with a brief biographical sketch.

C. Dissolution of the Nondistributing Debtors and Fretter Real Estate

          As of the Effective Date, each of the Nondistributing Debtors shall take all steps necessary to wind up its affairs and dissolve its corporate existence. On the Effective Date, Fretter Real Estate will be dissolved and Liquidating Fretter, as the sole shareholder of Fretter Real Estate, will take possession of all net assets of Fretter Real Estate.

D. Establishment of the Fretter Warranty Claims Account, The Fred Schmid Warranty Claims Account and the General Distribution Account

     1. Upon the Effective Date, the Debtors shall establish the Fretter Warranty Claims Account and deposit therein the amount of the Warranty Claims Account Calculation that has been calculated with respect to Fretter Warranty Claims. Distribution from the Fretter Warranty Claims Account shall be made pursuant to the applicable provisions of Article VI.

     2. Upon the Effective Date, the Debtors shall establish the Fred Schmid Warranty Claims Account and deposit therein the amount of the Warranty Claims Account Calculation that has been calculated with respect to Fred Schmid Warranty Claims. Distribution from the Fred Schmid Warranty Claims Account shall be made pursuant to the applicable provisions of Article VI.

     3. Upon the Effective Date, the Debtors shall establish the General Distribution Account, into which all Distributable Assets other than the funds deposited into the Fretter and Fred Schmid Warranty Claims Accounts shall be deposited. Distributions from the General Distribution Account shall be made pursuant to the applicable provisions of Article VI.

E.  Rights, Powers, and Duties of the Liquidating Debtors

     1. Upon the Effective Date, the Liquidating Debtors shall have such power and authority granted by common law or any applicable statute necessary to implement the Plan.

     2. The Liquidating Debtors shall have, at the direction of the Creditors' Committee, full authority to prosecute and defend any causes of action affecting the operation of the Plan which may or might arise under the provisions of the Bankruptcy Code and/or any applicable state law including, but not limited to, those causes of action set forth in sections 542 through 553 of the Bankruptcy Code, subject to the provisions of Section IV.G. and any Final Order entered by the Bankruptcy Court prior to the Confirmation Date. Except as provided in any contract, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Liquidating Fretter and Creditors' Committee shall retain and may enforce any claims, rights, and causes of action that the Debtors or Liquidating Debtors may hold against any entity, subject to the provisions of Section IV.G. and any Final Order entered by the Bankruptcy Court prior to the Confirmation Date. The Liquidating Debtors, at the direction of the Creditors' Committee, may pursue such retained claims, rights, or causes of action, as appropriate, in accordance with the best interests of the Liquidating Debtors and the Estates.

     3. The Liquidating Debtors shall be responsible in all matters to the Bankruptcy Court and their respective Estates, and shall have full authority to do and perform all acts, to execute all documents, and to make all payments and disbursements of funds appropriate and necessary to be done, executed, performed, paid, and disbursed by the provisions of the Plan.

     4. After the Effective Date, attorneys, accountants and other persons employed or retained by the Liquidating Debtors or the Creditors' Committee will be paid in the ordinary course of business; provided, however, that all payments to professionals shall be subject to the approval of the Creditors' Committee.

     5. All costs, expenses, and obligations incurred by the Liquidating Debtors or the Creditors' Committee in administering the Plan (other than administration of Warranty Claims), or in any manner connected, incidental, or related thereto, including those of attorneys, accountants, and other persons employed by the Liquidating Debtors or the Creditors' Committee to assist in the administration and distribution of the Distributable Assets, including Disbursing Agents, shall be a charge against the Distributable Assets in the General Distribution Account, and the Liquidating Debtors shall establish adequate reserves for such payment prior to making distributions hereunder.

     6. All costs, expenses, and obligations incurred in the administration of Warranty Claims and the distributions from the Fretter Warranty Claims Account and the Fred Schmid Warranty Claims Account, or in any manner connected, incidental, or related thereto, including those of attorneys, accountants, and other persons employed by the Liquidating Debtors or the Creditors' Committee to assist in the administration of the Warranty Claims, shall be a charge against the Distributable Assets held in the Fretter Warranty Claims Account or Fred Schmid Warranty Claims Account, respectively, and the Liquidating Debtors shall establish adequate reserves for such payment prior to making distributions hereunder.

F. Continued Existence of the Creditors' Committee and Creditors' Committee Approval

          After the Effective Date, the Creditors' Committee shall continue in existence until all distributions required to be made under the Plan are complete and the Bankruptcy Court has entered a final decree concluding the Chapter 11 Cases. After the Effective Date, the Creditors' Committee may, in its sole discretion, alter its membership or appoint any person or entity to act in its place consistent with the provisions of the Plan. The Creditors' Committee shall have the right to direct the Debtors' or Liquidating Debtors' actions in implementing and consummating the Plan, including but not limited to the following actions: (a) agreeing to a settlement of the amount or treatment of an Administrative Claim pursuant to Section III.A.1.a; (b) executing a Stipulation of Amount and Nature of Claim pursuant to Section III.A.1.a or III.A.2.a; (c) agreeing to the treatment of a Secured Claim pursuant to Section III.B.1; (d) agreeing to a settlement of the amount or treatment of a Priority Tax Claim pursuant to Section III.A.2.a; (e) agreeing to a settlement of Cure Amount Claims pursuant to Section V.B; (f) requesting the Bankruptcy Court to estimate a contingent or unliquidated Claim pursuant to Section VII.A; and (g) compromising, settling, withdrawing, or resolving a Claim pursuant to Section VII.A.

G.  Releases by the Debtors

          As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each of the Debtors will be deemed to forever release, waive and discharge all claims, demands, debts, rights, causes of action, and liabilities in connection with or related to any of the Debtors, the Chapter 11 Cases or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission, or other occurrence taking place on or prior to the Effective Date and that may be asserted by or on behalf of a Debtor or its Estate against any of the Debtors' current and former officers and directors. Notwithstanding anything in the Plan or in the releases set forth above to the contrary, nothing herein shall be construed to release, and the Debtors do not hereby release, any rights of the respective Debtors: (a) to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder; (b) to litigate Disputed Claims, including without limitation to make any claim, or demand or allege and prosecute any cause of action against any holder of Disputed Claim, including without limitation Secured Claims, Administrative Claims, Priority Claims, Priority Tax Claims, and Unsecured Claims; and (c) to litigate claims and causes of action contained in any adversary complaint filed by the Debtors or the Creditors' Committee during the pendency of the Chapter 11 Cases that have not been withdrawn or dismissed prior to the Confirmation Date.

H.  Discharge of Claims and Termination of Interests

          Pursuant to section 1141(d)(3) of the Bankruptcy Code, Confirmation will not discharge Claims against the Debtors; provided, however, that no holder of a Claim against any Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, any Debtor, Liquidating Debtor, their respective successors, or their respective property, except as expressly provided herein.

I.  Injunctions

     1. As of the Effective Date, all entities that have held, currently hold, or may hold a claim, demand, debt, right, cause of action, or liability that is released pursuant to the Global Settlement Agreement or otherwise pursuant to the Plan are permanently enjoined from taking any of the following actions against any released entity, including any third party, or its property on account of such released claims, demands, debts, rights, causes of action, or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to any released entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Global Settlement Agreement.

     2. By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in this Section IV.I.

J. Termination of Subordination Rights and Intercompany Claims and Settlement of Related Claims and Controversies

     1. The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code, or otherwise, and all Intercompany Claims that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. All subordination rights or Intercompany Claims that a holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights or Intercompany Claims will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or Intercompany Claims, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights or Intercompany Claims.

     2. Entry of the Confirmation Order shall constitute a determination by the Bankruptcy Court that: (i) all Alter Ego Claims are property of the Estate of the Debtor against which a creditor that has asserted or could assert an Alter Ego Claim has a direct Claim, pursuant to section 541 of the Bankruptcy Code;
(ii) holders of Alter Ego Claims are permanently enjoined from commencing or prosecuting any Alter Ego Claim against any Debtor; and (iii) all Alter Ego Claims are fully and finally compromised, settled, and released pursuant to this Plan in consideration for the distributions provided for in Article III.

     3. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights, Intercompany Claims, and Alter Ego Claims that a holder of a Claim or Interest may have with respect to any Allowed Claim, or any distribution to be made pursuant to the Plan on account of such Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, the Liquidating Debtors, and their respective property and Claim and Interest holders, and is fair, equitable, and reasonable.

K. Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

          Each Liquidating Debtor, at the direction of the Creditors' Committee, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. Pursuant to section 1146(c) of the Bankruptcy Code: (1) the creation of any mortgage, deed of trust, lien, or other security interest; (2) the making or assignment of any lease or sublease; or (3) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any merger agreements; agreements of consolidation, restructuring, disposition, liquidation, or dissolution; deeds; bills of sale; or assignments will not be subject to any stamp tax, real estate transfer tax, or similar tax.

                                  ARTICLE V.

                       TREATMENT OF EXECUTORY CONTRACTS
                             AND UNEXPIRED LEASES

A.   Executory Contracts and Unexpired Leases to be Assumed or Assumed and
     Assigned

     1.   Assumption and Assignment Generally

          Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the Debtors will assume, or assume and assign, as indicated, each of the Executory Contracts and Unexpired Leases listed on Exhibit V.A.1.a. Each contract and lease listed on Exhibit V.A.1.a will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.A.1.a will not constitute an admission by a Debtor or Liquidating Debtor that such contract or lease (including any related agreements as described in Section V.A.2) is an Executory Contract or Unexpired Lease or that a Debtor or Liquidating Debtor has any liability thereunder.

     2.   Approval of Assumptions and Assignments

          The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions or assumptions and assignments described in this
Section V.A, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The order of the Bankruptcy Court approving the Disclosure Statement, the Confirmation Order, or another order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing notice to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan of: (a) the contract or lease being assumed or assumed and assigned; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (c) the procedures for such party to object to the assumption, assignment, or amount of the proposed Cure Amount Claim.

B.   Payments Related to Assumption of Executory Contracts and Unexpired Leases

          To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor assuming such contract or lease or the assignee of such Debtor, if any: (1) by payment of the Cure Amount Claim in cash on the Effective Date or (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding: (1) the amount of any Cure Amount Claim, (2) the ability of the applicable Liquidating Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption of such contract or lease, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

C.   Executory Contracts and Unexpired Leases to be Rejected

          On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned, or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section V.A, each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts and Unexpired Leases to be rejected will include the Executory Contracts and Unexpired Leases listed on Exhibit V.C. Each contract and lease listed on Exhibit V.C will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C will not constitute an admission by a Debtor or Liquidating Debtor that such contract or lease (including related agreements as described above in Section V.A.2) is an Executory Contract or Unexpired Lease or that a Debtor or Liquidating Debtor has any liability thereunder. Any Executory Contract or Unexpired Lease not listed on Exhibit V.A.1 will be rejected irrespective of whether such contract is listed on
Exhibit V.C. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

D.   Bar Date for Rejection Damages

          Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to Section V.C gives rise to a Claim by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors, the Liquidating Debtors, their respective successors, or their respective properties unless a proof of Claim is Filed and served on the Liquidating Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the Effective Date.

                                  ARTICLE VI.

                      PROVISIONS GOVERNING DISTRIBUTIONS

A.   General Distribution Provisions

     1.   Method of Distributions to Holders of Claims

          Liquidating Fretter, or such Third Party Disbursing Agents as Liquidating Fretter at the direction of the Creditors' Committee may employ, will make all distributions required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan.

     2.   Distributions to be Made on Effective Date

          Except as otherwise provided in this Article VI (including without limitation the provisions contained in Section VI.A.4.), distributions to be made on or as soon as practicable after the Effective Date to holders of Claims that are allowed as of the Effective Date will be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 60 days after the Effective Date, or such later date as the applicable Distributing Debtor or Disbursing Agent first has funds sufficient to make such payments while retaining appropriate reserves for payment of: (i) all costs, expenses, and obligations as set forth in Section IV.E.5 and IV.E.6 and (ii) all other Claims that have the same priority or a higher priority of payment as established herein (such reserves to be established in the sole discretion of the applicable Distributing Debtor or Disbursing Agent) or (b) such later date when the applicable conditions of
Section V.B (regarding cure payments for Executory Contracts and Unexpired Leases being assumed) or Section VI.B.2 (regarding undeliverable distributions) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Sections VI.A.4.c.ii and VII.C.

     3.   Compensation and Reimbursement for Services Related to Distributions

          Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from Liquidating Fretter, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with the Creditors' Committee, and will be paid from: (a) the Fretter Warranty Claims Account with respect to services relating to distributions to holders of Fretter Warranty Claims, (b) the Fred Schmid Warranty Claims Account with respect to services relating to distributions to holders of Fred Schmid Warranty Claims, and (c) the General Distribution Account with respect to services relating to the distributions to any other person or entity.

     4.   Timing and Calculation of Amounts to be Distributed

          a.   Establishment of Distribution Dates

          Distribution Dates shall be established by the Disbursing Agent in its discretion. The Disbursing Agent shall establish Distribution Dates with a goal of making distributions to creditors as soon as practicable, but shall not establish a Distribution Date for a distribution unless sufficient funds exist in the General Distribution Account, in the Disbursing Agent's discretion, to warrant making such a distribution after consideration of the cost of making such a distribution.

          b.   Allowed Claims in Non-Reserve Classes

          Subject to Section VI.A, as soon as practicable after the Effective Date, each holder of an Allowed Claim in a non-Reserve Class will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable non-Reserve Class. On each Distribution Date, distributions will also be made, pursuant to Section VII.C, to holders of Disputed Claims in any such Class that became Allowed Claims since the previous Distribution Date. Such distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

          c.   Allowed Claims in Reserve Classes

               i.   Initial Distributions

               The amount of the initial distributions to be made as soon as practicable after the Effective Date (subject to Section VI.A) from the General Distribution Account to holders of Allowed Claims in the Reserve Classes on account of such Claims will be calculated as if each Disputed Claim in the Reserve Classes were an Allowed Claim in its Face Amount. Before making any distribution to a Reserve Class, the Disbursing Agent will confirm the existence of or establish an appropriate reserve for Disputed Secured Claims, Disputed Administrative Claims, Disputed Priority Claims and Disputed Priority Tax Claims. With respect to the claims of the PBGC, the Disbursing Agent will inform the PBGC of the amount of funds that are held in reserve or that the Disbursing Agent intends to hold in reserve on account of such Claims at least 45 days prior to making any distribution. If the PBGC disagrees with the amount to be reserved on account of its Claims, it shall have 15 days to request that the Bankruptcy Court determine whether a different amount should be reserved and the Disbursing Agent shall have 10 days to respond to such request. If such a request is made, the Bankruptcy Court shall make such a determination within 20 days of the filing of a response by the Disbursing Agent. The PBGC shall not have the right to make such a request if the Bankruptcy Court has already entered an order determining the priority of the PBGC's Claims. In making any distribution to a Reserve Class, the Disbursing Agent will account for and reserve for distributions that are being made and/or will need to be made to other Reserve Classes. On each Distribution Date, distributions also will be made, pursuant to Section VII.C, to holders of Disputed Claims in the Reserve Classes that became Allowed Claims since the previous Distribution Date. Such distributions will also be calculated pursuant to the provisions set forth in this Section VI.A.4.c.i.

               ii. Additional Distributions on Account of Previously Allowed Claims

               On each Distribution Date, each holder of a Claim previously allowed in a Reserve Class will receive an additional distribution from the General Distribution Account on account of such Claim in an amount equal to: (i) the amount of cash that such holder would have been entitled to receive pursuant to Section VI.A.4.c.i. as if such Claim had become an Allowed Claim on the applicable Distribution Date, minus (ii) the aggregate amount of cash previously distributed on account of such Claim. Each such additional distribution also will include, on the basis of the amount then being distributed, a Pro Rata share of the Cash Investment Yield from the investment of any cash in the General Distribution Account, from the date such amounts would have been due had such Claim initially been paid 100% of the allowed amount on the date of the first distribution to the date that such distribution is made.

               iii. Special Provisions Regarding Distributions to Reserve
                    Classes

               To the extent that any distribution to be made to an Allowed Claim holder (which Allowed Claim holder has not already received a distribution hereunder) from a Reserve Class on any Distribution Date is less than $10, the Disbursing Agent shall withhold such distribution until a later Distribution Date on which the cumulative amount to be distributed to such Allowed Claim holder is equal to or greater than $10, if ever.

          d.   Warranty Claims

          Distributions to holders of Warranty Claims will occur within 45 days of the resolution of all objections to Warranty Claims. Holders of Fretter Warranty Claims will receive their Pro Rata share of the Fretter Warranty Claims Account and holders of Fred Schmid Warranty Claims will receive their Pro Rata share of the Fred Schmid Warranty Claims Account, provided that in no event shall holders of Warranty Claims receive payment in excess of 100% of the principal amount of their Allowed Claims. In the event that any cash is left over in either the Fretter Warranty Claims Account or the Fred Schmid Warranty Claims Account after all distributions are made to holders of the respective Warranty Claims, then such cash will be transferred to the General Distribution Account for distribution to holders of Allowed Claims in Classes A-5, B-3, and C-3 in accordance with the applicable Plan provisions for such classes.

B.   Delivery of Distributions and Undeliverable or Unclaimed Distributions

     1.   Delivery of Distributions in General

          Distributions to holders of Allowed Claims will be made by a Disbursing Agent: (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims, (b) at the addresses set forth in any written certification of address change delivered to the applicable Disbursing Agent after the date of Filing of any related proof of Claim, or (c) at the addresses reflected in the applicable Debtor's Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

     2. Undeliverable Distributions Held by Disbursing Agents

          a. Holding of Undeliverable Distributions

          If any distribution to an Allowed Claim holder is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder's then-current address. Nothing contained in the Plan will require any Disbursing Agent to attempt to locate any holder of an Allowed Claim. Undeliverable distributions will remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.B.2.a until such time as a distribution becomes deliverable.

          b. After Distributions Become Deliverable

          On each Distribution Date, the applicable Disbursing Agents will make all distributions that became deliverable to holders of Allowed Claims since the previous Distribution Date. Each such distribution will include, to the extent applicable, a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable distribution from the date that such distribution would have first been due had it then been deliverable to the date that such distribution becomes deliverable.

          c. Failure to Claim Undeliverable Distributions

          Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within one year after the later of: (i) the Effective Date and (ii) the last date on which a distribution was first deliverable to such Allowed Claim holder will be forever barred from asserting any such claim against the Debtors, the Liquidating Debtors, the Creditors' Committee or their respective property. In such cases, any cash held for distribution on account of such Claims will be deposited in the General Distribution Account, Fretter Warranty Claims Account, Fred Schmid Warranty Claims Account, or other account, as the case may be, for redistribution.

C.  Distribution Record Date

          Except as otherwise provided in an order of the Bankruptcy Court that is not subject to any stay, the transferees of Claims in a Reserve Class that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

D.  Means of Cash Payments

          Except as otherwise specified herein, cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on a domestic bank selected by the Disbursing Agent, or by wire transfer from a domestic bank, at the option of the Disbursing Agent; provided, however, that cash payments to foreign holders of Allowed Claims may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

E.  De Minimis Distributions

          No Disbursing Agent will be required to distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on account of such Claim is less than $10. Any holder of an Allowed Claim on account of which the amount of cash to be distributed is less than $10 will be forever barred from asserting any such claim against the Liquidating Debtors or their respective property. Any cash not distributed pursuant to this Section VI.E. with respect to Allowed Claims will be retained in the General Distribution Account, the Fretter Warranty Claims Account, or the Fred Schmid Warranty Claims Account, as the case may be, for redistribution.

F.  Compliance with Tax Requirements

     1. In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

     2. Notwithstanding any other provision of the Plan, each entity receiving a distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding, and other tax obligations.

G.  Setoffs

          Except with respect to claims of a Debtor or Liquidating Debtor released pursuant to the Plan, any contract, instrument, release, or other agreement or document created in connection with the Plan or the Global Settlement Agreement, a Disbursing Agent, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights, and causes of action of any nature that the applicable Debtor or Liquidating Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Liquidating Debtor of any such claims, rights, and causes of action that the Debtor or Liquidating Debtor may possess against such holder.

                                  ARTICLE VII

             PROCEDURES FOR RESOLVING DISPUTED CLAIMS OR INTERESTS

A.   Prosecution of Objections to Claims

     1.   Objections to Claims

          a. All objections to Claims other than Warranty Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date. If an objection has not been Filed to a proof of Claim or a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

          b. All objections to Warranty Claims must be Filed and served on the holders of such Warranty Claims by the Warranty Claims Objection Bar Date. If an objection has not been Filed to a proof of Warranty Claim or a scheduled Warranty Claim by the Warranty Claims Objection Bar Date, the Warranty Claim to which the proof of Warranty Claim or scheduled Warranty Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

     2.   Authority to Prosecute Objections

          After the Effective Date, only the Creditors' Committee or the Liquidating Debtors, at the direction of the Creditors' Committee, will have the authority to File objections, settle, compromise, withdraw, or litigate to judgment objections to Claims. After the Effective Date, the Creditors' Committee or the Liquidating Debtors, at the direction of the Creditors' Committee, may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

B.   Treatment of Disputed Claims

     1.   No Payments on Account of Disputed Claims

          Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or, if less than an entire Claim is a Disputed Claim, the portion of such Claim that is a Disputed Claim, until such Claim or portion of such Claim becomes an Allowed Claim.

     2.   Recourse

          Each holder of a Disputed Claim that ultimately becomes an Allowed Claim will have recourse only to the undistributed cash held in the General Distribution Account, the Fretter Warranty Claims Account, or the Fred Schmid Warranty Claims Account, as the case may be, and not to any assets previously distributed on account of any Allowed Claim. To the extent that reserves were established by a Distributing Debtor or a Disbursing Agent with respect to: (a) an unliquidated claim or claims or (b) any claim or claims that are ultimately allowed in an amount greater than its or their Face Amount, and such reserves are not sufficient to cover the amount to be paid to remaining Allowed Claims in a Reserve Class, such Distributing Debtor or Disbursing Agent will have no liability therefor and holders of such remaining Allowed Claims shall have recourse only to the undistributed cash held in the General Distribution Account, the Fretter Warranty Claims Account, or the Fred Schmid Warranty Claims Account, as the case may be, and not to any assets previously distributed on account of any Allowed Claim.

C.   Distributions on Account of Disputed Claims Once Allowed

          On each Distribution Date, the applicable Disbursing Agent will make all distributions on account of any Disputed Claim that became an Allowed Claim since the previous Distribution Date. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class, including the incremental distribution provisions set forth in Section VI.A.4.c. Holders of Disputed Claims in Reserve Classes that ultimately are allowed will also be entitled to receive, on the basis of the amount ultimately allowed, the net amount of a Pro Rata share of the Cash Investment Yield from the investment of any cash in the General Distribution Account from the Effective Date or, with respect to net cash proceeds generated after the Effective Date from property held in the General Distribution Account, the date that such cash was invested after the Effective Date to the date that such distributions are made from the General Distribution Account.

                                  ARTICLE VII

                     CONDITIONS PRECEDENT TO CONFIRMATION
                         AND CONSUMMATION OF THE PLAN

A.   Conditions to Confirmation

          The Bankruptcy Court will not enter the Confirmation Order unless and until each of the following conditions has been satisfied or duly waived by the Debtors and the Creditors' Committee pursuant to Section VIII.C:

     1. The Confirmation Order shall be reasonably acceptable in form and substance to the Debtors and the Creditors' Committee.

     2. The Confirmation Order shall authorize the establishment of the Fretter Warranty Claims Account and the Fred Schmid Warranty Claims Account, as set forth in this Plan, and shall determine that holders of Warranty Claims shall have no recourse against any Debtor or any asset of any Debtor other than the funds contained in the Fretter Warranty Claims Account and the Fred Schmid Warranty Claims Account, respectively.

     3. The Confirmation Order shall establish the Warranty Claims Bar Date consistent with the terms of the Plan.

     4. The Confirmation Order shall provide that: (i) all Alter Ego Claims are property of the Estate of the Debtor against which a creditor that has asserted or could assert an Alter Ego Claim has a direct Claim, pursuant to section 541 of the Bankruptcy Code; (ii) holders of Alter Ego Claims are permanently enjoined from commencing or prosecuting any Alter Ego Claim against any Debtor; and (iii) all Alter Ego Claims are fully and finally compromised, settled, and released pursuant to the Plan in consideration for the distributions provided for in the Plan.

     5. The Confirmation Order shall authorize the Debtors, the Liquidating Debtors, and the Creditors' Committee to take all actions necessary or appropriate to implement the Plan.

B.   Condition to Effective Date

          The Effective Date will not occur and the Plan will not be consummated unless and until the following condition has been satisfied or duly waived by the Debtors and the Creditors' Committee pursuant to Section VIII.C:

     1.   The Confirmation Order shall have become a Final Order.

C.   Waiver of Conditions to Confirmation or Effective Date

          The conditions to Confirmation and the Effective Date set forth in Sections VIII.A and VIII.B may be waived in whole or part by the mutual agreement of the Debtors and the Creditors' Committee at any time without an order of the Bankruptcy Court, and if no agreement can be reached, upon entry of an order by the Bankruptcy Court. The failure to satisfy or waive a condition may be asserted by a Debtor or the Creditors' Committee regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors or the Creditors' Committee).

D.   Effect of Nonoccurrence of Condition to Effective Date

          The condition to the Effective Date must be satisfied or duly waived by the Debtors and the Creditors' Committee in accordance with Article VIII within 60 days after the Confirmation Date, or by such later date, after notice and a hearing, as is proposed by the Debtors and the Creditors' Committee. If the condition to the Effective Date has not been satisfied or duly waived pursuant to Section VIII.C by such date, then upon motion by the Debtors or the Creditors' Committee made before the time that the condition has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the condition to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this
Section VIII.D, the Plan will be null and void in all respects, including the assumptions, assignments or rejections of Executory Contracts or Unexpired Leases pursuant to Sections V.A and V.C, and nothing contained in the Plan will:
(1) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors or (2) prejudice in any manner the rights of the Debtors or any other party in interest.

                                  ARTICLE IX.

                        CONFIRMABILITY AND SEVERABILITY
                            OF A PLAN AND CRAMDOWN

A.   Confirmability and Severability of a Plan

          The Plan constitutes a separate plan of reorganization for each Debtor. Accordingly, the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor. The Debtors and the Creditors' Committee reserve the right to modify or to revoke or withdraw the Plan, as it applies to any particular Debtor, pursuant to Sections XI.B and XI.C. A determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect: (1) the Confirmation of the Plan, as it applies to any other Debtor, and (2) the Debtors' ability to modify the Plan, as it applies to any particular Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.

B.   Cramdown

          The Debtors and the Creditors' Committee request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors and the Creditors' Committee reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

                                  ARTICLE X.

                           RETENTION OF JURISDICTION

          Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

     1. Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

     2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

     3. Resolve any matters related to the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Liquidating Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom, including Cure Amount Claims;

     4. Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

     5. Decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date including all matters related to the claims and causes of actions involved in the Global Settlement Agreement;

     6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, the Confirmation Order or the Global Settlement Agreement;

     7. Resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan, the Global Settlement Agreement, or any contract, instrument, release, or other agreement or document that is executed or created pursuant thereto, or any entity's rights arising from or obligations incurred in connection with such documents;

     8. Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Global Settlement Agreement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Global Settlement Agreement, the Disclosure Statement, or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Global Settlement Agreement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Global Settlement Agreement, the Disclosure Statement, or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan or the Global Settlement Agreement;

     9. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation, or enforcement of the Plan, the Global Settlement Agreement or the Confirmation Order;

     10. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked, or vacated or distributions pursuant to the Plan are enjoined or stayed;

     11. Determine any other matters that may arise in connection with or relate to the Plan, the Global Settlement Agreement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Global Settlement Agreement, the Disclosure Statement, or the Confirmation Order; and

     12.  Enter an order concluding the Chapter 11 Cases.

                                  ARTICLE XI.

                           MISCELLANEOUS PROVISIONS

A.  Limitation of Liability

          The Debtors, the Liquidating Debtors, and their respective directors, officers, employees, and Professionals, acting in such capacity, and the Creditors' Committee and their respective members and Professionals, acting in such capacity, will neither have nor incur any liability to any entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, Confirmation, or consummation of the Plan, the Global Settlement Agreement, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan or the Global Settlement Agreement; provided, however, that the foregoing provisions of this Section XI.A will have no effect on: (1) the liability of any entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan, the Global Settlement Agreement, or any contract, instrument, release, or other agreement or document to be delivered or distributed in connection with the Plan or the Global Settlement Agreement or (2) the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

B.  Modification of the Plan

          Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or Liquidating Debtors, as applicable, and the Creditors' Committee reserve the right to alter, amend, or modify the Plan before its substantial consummation.

C.  Revocation of the Plan

          The Debtors and the Creditors' Committee reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors and Creditors' Committee revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors or (2) prejudice in any manner the rights of any such Debtors.

D.  Severability of Plan Provisions

          If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

E.  Successors and Assigns

          The rights, benefits, and obligations of any entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor, or assign of such entity.

F.  Service of Certain Plan Exhibits and Disclosure Statement Exhibits

          Because the Exhibits to the Plan are voluminous, and because the material provisions of all Exhibits will be described and summarized in the Disclosure Statement, the Exhibits (other than the Global Settlement Agreement and the order of the Bankruptcy Court approving the Global Settlement Agreement) are not being served with copies of the Plan and the Disclosure Statement. Any party in interest may review the Plan Exhibits during normal business hours (9:00 a.m. to 4:30 p.m.) in the Document Reviewing Centers.

G.  Service of Documents

          Any pleading, notice, or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Liquidating Debtors or the Creditors' Committee must be sent by overnight delivery service, facsimile transmission, courier service, or messenger to:


David S. Kurtz
Timothy R. Poh1
JONES, DAY, REAVIS & POGUE
77 West Wacker
Chicago, Illinois 60601-1692
(312) 782-3939

Sean D. Malloy
JONES, DAY, REAVIS & POGUE
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

(Counsel to the Debtors)

Dean Wyman
OFFICE OF THE U.S. TRUSTEE
200 Public Square
BP Tower
Suite 3300 - 20th Floor
Cleveland, OH 44114
(216) 522-7800

Joseph M. Fischer
Robert A. Weisberg
CARSON FISCHER, P.L.C.
300 East Maple Road
Third Floor
Birmingham, Michigan 48009-6317
(248) 644-4840

William E. Schonberg
Jeffrey M. Levinson
BENESCH, FRIEDLANDER, COPLAN
 & ARONOFF LLP
2300 BP Tower
200 Public Square
Cleveland, Ohio 44114-2378
(216) 363-4500

(Counsel to the  Creditors' Committee)

Dated:  December 15, 1998


Respectfully submitted,

FRETTER, INC.                                   THE OFFICIAL COMMITTEE OF
(on behalf of itself and the other Debtors)     UNSECURED CREDITORS OF
                                                FRETTER, INC.


By: /s/ J. Michael McLean                       By: /s/ J. Marc Feeney
   -----------------------------                   --------------------------
Name:   J. Michael McLean                       Name:   J. Marc Feeney
Title:  President                               Title:  Chairman


Counsel:                                        Counsel:

David S. Kurtz                                  Joseph M. Fischer
Timothy R. Poh1                                 Robert A. Weisberg
JONES, DAY, REAVIS & POGUE                      CARSON FISCHER, P.L.C.
77 West Wacker                                  300 East Maple Road
Chicago, Illinois  60601-1692                   Third Floor
(312) 782-3939                                  Birmingham, Michigan  48009-6317
                                                (248) 644-4840

Sean D. Malloy
JONES, DAY, REAVIS & POGUE                      William E. Schonberg
North Point                                     Jeffrey M. Levinson
901 Lakeside Avenue                             BENESCH, FRIEDLANDER, COPLAN
Cleveland, Ohio  44114                            & ARONOFF LLP
(216) 586-3939                                  2300 BP Tower
                                                200 Public Square
ATTORNEYS FOR DEBTORS AND                       Cleveland, Ohio  44114-2378
DEBTORS IN POSSESSION                           (216) 363-4500

                                                ATTORNEYS FOR CREDITORS'
                                                COMMITTEE